Exhibit 10.5

AUGMEDIX, INC.

1161 Mission Street, Suite 210

San Francisco, Ca 94103

August 09, 2017

Matteo Marchetta

Via email to: [*]

Dear Matteo,

Augmedix, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1.	Position and Start Date. Beginning August 25, 2017, you will serve in a full-time capacity as Chief Financial Officer. By signing this letter agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company.

2.	Salary. You will be paid a salary at the initial annual rate of $280,000, payable in Bi-weekly installments in accordance with the Company’s standard payroll practices for salaried employees. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

3.	Employment, Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company’s standard Employment, Confidential Information and Invention Assignment Agreement.

4.	Period of Employment. Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations, which may have been made to you, are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

5.	Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

6.	Entire Agreement. This letter and the subsequent Confidential Information and Invention Assignment Agreement contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

Matteo Marchetta

August 09, 2017

7.	Amendment and Governing Law. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter and the resolution of any disputes will be governed by California law. We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this letter and the enclosed Employment, Confidential Information and Invention Assignment Agreement and returning both documents to me. As required by law, your employment with the Company is also contingent upon you providing legal proof of your identity and authorization to work in the United States.

Notwithstanding the foregoing, your employment is also subject to the following terms:

Stock Options. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase shares of the Company’s Common Stock for a total of 1.2% ownership stake (on a fully diluted basis, calculated on 9th August 2017 including the number of shares reserved under the company’s employee stock option plan). The exercise price per share will be equal to the fair market value per share on the date the option is granted or on your first day of employment, whichever is later. The option will be subject to the terms and conditions applicable to options granted under the Company’s Employee Stock Plan. You will vest in 25% of the option shares on your first year anniversary date, and then 1/48th for each month of continuous service thereafter. Full acceleration on double trigger applies. The following options language will be included as part of your contract:

“100% double-trigger acceleration as follows: If there is an Acquisition (as defined in the Plan) and if, during the period of time commencing ninety (90) days prior to the consummation of such Acquisition and ending on the first anniversary of the consummation of such Acquisition, optionee’s employment by the Company is terminated by the Company other than for Cause (as defined in the Plan), or is terminated by optionee for Good Reason (as defined below), then 100% of the then unvested portion of the option shall accelerate effective as of immediately prior to such termination, or in the case of a termination prior to consummation of an Acquisition, upon such Acquisition. “Good Reason” means any of the following actions by the Company without optionee’s written consent: (a) a material reduction in optionee’s duties or responsibilities that is inconsistent with optionee’s position, provided that a mere change of title alone shall not constitute such a material reduction; (b) the requirement that optionee change his or her principal office to a facility that increases optionee’s commute by more than forty (40) miles from optionee’s commute to the location at which optionee is employed prior to such change, or (c) a material reduction in optionee’s annual base salary or a material reduction in optionee’s employee benefits (e.g., medical, dental, insurance, short- and long-term disability insurance and 401(k) retirement plan benefits, collectively, the “Employee Benefits”) to which optionee is entitled immediately prior to such reduction (other than (i) in connection with a general decrease in the salary or Employee Benefits of all similarly situated employees and (ii) following an Acquisition, to the extent necessary to make optionee’s salary or Employee Benefits commensurate with those other employees of the Company or its successor entity or parent entity who are similarly situated with optionee following such Acquisition).”

Matteo Marchetta

August 09, 2017

Severance. In case of an involuntary termination you will be paid two months salary as severance.

Bonus program. You will be eligible for a bonus program based on individual performance and company performance with a max payout that will yield up to $70,000 on top of your base salary earnings. The guidelines of this program (e.g. target, institution date, etc.) will be formed in collaboration with the executive team and will require Board approval.

Offer. This offer of employment is contingent upon the satisfactory outcome of a personal background check, which may include professional references.

Sincerely,

/s/ Ian Shakil
Ian Shakil
CEO
Augmedix, Inc.

/s/ Matteo Marchetta
Matteo Marchetta